Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 8, 1999 on our audits of the financial statements and schedules of the OSG Ship Management, Inc. Savings Plan ("the Plan") as of December 31, 1998 and 1997 and for the year ended December 31, 1998, which is included in the Plan's Annual Report on Form 11-K.

Margolin, Winer & Evens LLP

Garden City, New York

January 17, 2000